Exhibit 10.5

FORM OF

TAX RECEIVABLE AGREEMENT

dated as of

, 20

i

ii

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     ,     , is hereby entered into by and among KKR Holdings L.P., a Cayman limited partnership (“KKR Holdings”), Management Holdings Corp., a Delaware corporation (“Management Holdings”), KKR & Co. L.P., a Delaware limited partnership (“Parent”)(1), KKR Management Holdings, L.P., a Delaware limited partnership (“Group Partnership I”), and together with all other Persons (as defined herein) who execute and deliver a joinder contemplated in Section 7.14.

RECITALS

WHEREAS, the Limited Partners (as defined herein) will hold Class A interests (“Group Partnership Units”) in each of Group Partnerships (as defined below);

WHEREAS, Management Holdings owns Class A interests of Group Partnership I;

WHEREAS, KKR Holdings or a KKR Holdings Affiliated Person (as defined herein) shall be entitled to surrender Group Partnership Units held by KKR Holdings or a KKR Holdings Affiliated Person to the Group Partnerships in exchange for the delivery by the Group Partnerships of Common Units of Parent (the “Common Units”), cash or other consideration pursuant to the provisions of the Exchange Agreement (as defined herein);

WHEREAS, the Group Partnerships (other than Group Partnership II), and each of its direct and indirect subsidiaries, may have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an exchange of Group Partnership Units for Common Units occurs pursuant to the provisions of the Exchange Agreement (as defined herein), which elections are intended generally to result in an adjustment to the tax basis of the assets owned by the Group Partnerships (with respect to the Corporate Holdcos (as defined below)) at the time of an exchange of Group Partnership Units for Common Units or any other acquisition of Group Partnership Units for cash or other consideration (collectively, an “Exchange”) (any such time, an “Exchange Date”) by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Group Partnerships with respect to each Corporate Holdco may be affected by the Basis Adjustment (defined below) and (ii) the Corporate Holdcos may be affected by the Imputed Interest (as defined below);

(1) To the extent it is ultimately determined that KKR & Co. L.P. will not be the publicly traded entity following a US Listing (as such term is defined in the Investment Agreement, dated as of [       ], by and among KKR & Co. L.P., KKR Private Equity Investors, L.P., KKR Guernsey GP Limited, KKR Management Holdings L.P., KKR Fund Holdings L.P., and KKR Holdings L.P.) such other entity will be a party to this Agreement and appropriate conforming changes will be made.

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporate Holdcos;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of an Exchange Date Asset under Section 732 of the Code (in situations where, as a result of one or more Exchanges, a Group Partnership becomes an entity that is disregarded as separate from its owner for tax purposes), or Sections 1012, 734(b), 743(b) and 754 of the Code, where applicable, (in situations where, following an Exchange, a Group Partnership remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign tax laws as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Group Partnership Units shall be determined without regard to any Pre-Exchange Transfer of such Group Partnership Units and as if any such Pre-Exchange Transfer had not occurred.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any Person, other than a Person approved by the current Managing Partner (as defined below), becoming the general partner of the Parent.

“Change in Tax Law” is defined in Section 7.15 of this Agreement.

“Common Units” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Holdco Return” means the federal, state, local and/or foreign Tax Return, as applicable, of each of the Corporate Holdcos filed with respect to Taxes of any Taxable Year.

“Corporate Holdcos” means any direct or indirect subsidiary of Parent that is at any time treated as a domestic corporation for United States federal income tax purposes, including, but not limited to, Management Holdings, or Parent, if it is at any time treated as a corporation for United States federal income tax purposes.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Parent, the Group Partnerships and KKR Holdings.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Date Assets” means (i) any assets owned by the Group Partnerships on an Exchange Date and allocable to the interests in the Group Partnerships that are Exchanged, and (ii) any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any asset referred to in clause (i).

“Exchange Payment” is defined in Section 5.01.

“Expert” is defined in Section 7.09 of this Agreement.

“Group Partnership I” is defined in the Preamble of this Agreement.

“Group Partnership II” means KKR Fund Holdings L.P., a Cayman limited partnership.

“Group Partnership Agreements” means, collectively, the Amended and Restated Limited Group Partnership Agreement of Group Partnership I and the Amended and Restated Limited Group Partnership Agreement of Group Partnership II (and the partnership agreement then in effect of any future partnership designated as a Group Partnership), as they may each be amended, supplemented or restated from time to time.

“Group Partnership Units” means limited partner interests in the Group Partnerships.

“Group Partnerships” means, collectively, Group Partnership I and Group Partnership II (and any future partnership designated as a Group Partnership hereunder).

“Holdings Limited Partner” means KKR Holdings and its subsidiaries, or any successor thereto, and each Limited Partner that is designated a Holdings Limited Partner by KKR Holdings including, for the avoidance of doubt, any person to whom KKR Holdings transfers Group Partnership Units.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporate Holdco’s payment obligations under this Agreement.

“KKR Holdings” is defined in the Preamble of this Agreement.

“KKR Holdings Affiliated Person” means each Person that is as of the date of this Agreement or becomes from time to time (i) a general partner or a limited partner of KKR Holdings or (ii) a general partner or limited partner of any Person included in clause (i) above.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Limited Partner” means each Person that is as of the date of this Agreement or becomes from time to time a limited partner of each of the Group Partnerships pursuant to the terms of the Group Partnership Agreements.

“Management Holdings” is defined in the Preamble of this Agreement.

“Managing Partner” means KKR Management LLC, a Delaware limited liability company.

“Market Value” shall mean the closing price of the Common Units on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Units on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Common Units are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Common Units, or the fair market value of the other property delivered for Common Units, as determined by the board of directors of the Managing Partner in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) each of the Corporate Holdcos and (ii) without duplication, any Group Partnership in which each of the Corporate Holdcos own an interest, but only with respect to Taxes imposed on such Group Partnership and allocable to the Corporate Holdco (including all members of their consolidated groups), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Holdco Return, but (i) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule, including any amendments thereto, instead of the tax basis of the Exchange Date Assets and (ii) excluding any deduction attributable to the Imputed Interest.

“Objection Notice” has the meaning set forth in Section 2.04(a).

“Parent” is defined in the Preamble of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Holdings Limited Partner) of one or more Group Partnership Units (i) that occurs prior to an Exchange of such Group Partnership Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Purchase and Sale Agreement” means the purchase and sale agreement among the Partnership, KPE and the other parties thereto, dated July 19, 2009.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of (i) each of the Corporate Holdcos, and (ii) without duplication, any Group Partnership in which such Corporate Holdco owns an interest, but only with respect to Taxes imposed on such Group Partnership and allocable to such Corporate Holdco (including all members of its consolidated groups) for such Taxable Year.  If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) each of the Corporate Holdcos, and (ii) without duplication, any Group Partnership in which such Corporate Holdco owns an interest, but only with respect to Taxes imposed on such Group Partnership and allocable to such Corporate Holdco (including all members of its consolidated groups) for such Taxable Year over the Non-Stepped Up Tax Liability for such Taxable Year.  If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, each of the Corporate Holdcos will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by each of the Corporate Holdcos on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of for cash at their fair market value (A) with respect to private equity fund related assets, pro-rata over the number of years remaining under the original fund agreement until expected liquidation (without extensions) of the applicable fund under the terms of the applicable fund agreement (or, if such expected liquidation date has passed, on the Early Termination Date) and (B) with respect to all other assets, on the fifteenth anniversary of the earlier of the applicable Basis Adjustment and the Early Termination Date and (5) if as of an Early Termination Date, there are Group Partnership Units that have not been Exchanged, then each such Group Partnership Unit shall be deemed to be Exchanged for the Market Value of the Common Units and cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01   Basis Adjustment Principles.  The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Holdcos for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Holdcos for the Group Partnership Units acquired in an Exchange.  Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Exchange Date Assets for the Corporate Holdcos and (B) have the effect of creating additional Basis Adjustments to Exchange Date Assets for the Corporate Holdcos in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.02   Exchange Basis Schedule.  Within 90 calendar days after the filing of the U.S. federal income tax return of each of the Corporate Holdco for each Taxable Year in which any Exchange has been effected, each of the Corporate Holdcos shall deliver to the applicable Holdings Limited Partner a schedule (the “Exchange Basis Schedule”) that shows for purposes of Taxes, (i) the actual unadjusted tax basis of the Exchange Date Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Exchange Date Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Date Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03   Tax Benefit Schedule.  Within 90 calendar days after the filing of the U.S. federal income tax return of the of each of the Corporate Holdcos for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, each of the Corporate Holdcos shall provide to the applicable Limited Partner a schedule showing the calculation of the aggregate Realized Tax Benefit or Realized Tax Detriment for such Taxable Year and the portion thereof allocable to the applicable Holdings Limited Partner (a “Tax Benefit Schedule”).  The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04   Procedures, Amendments.

(a)                                 Procedure. Every time each of the Corporate Holdcos delivers to the applicable Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, each of the Corporate Holdcos shall also (x) deliver to the applicable Limited Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow such Limited Partner reasonable access at no cost to the appropriate representatives at each of the Corporate Holdcos in connection with a review of such Schedule.  The applicable Schedule shall become final and binding on all parties unless the Limited Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides such Corporate Holdco with notice of a material objection to such Schedule (“Objection Notice”) made in good faith.  If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by such Corporate Holdco of an Objection Notice, if with respect to an Exchange Basis Schedule, or 30 calendar days of receipt by such Corporate Holdco of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the applicable Limited Partner, such Corporate Holdco and the applicable Limited Partner shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by each of the Corporate Holdcos (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable Limited Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01   Payments.

(a)                                 Payments.  Within five (5) calendar days of a Tax Benefit Schedule delivered to an applicable Limited Partner becoming final in accordance with Section 2.04(a), each of the Corporate Holdcos shall pay to the applicable Limited Partner for such Taxable Year the portion of the Tax Benefit Payment determined pursuant to Section 3.01(b) that is allocable to such Limited Partner.  Each such payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Limited Partner previously designated by such Limited Partner to each of the Corporate Holdcos or as otherwise agreed by the Corporate Holdco and the applicable Limited Partner.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b)                                 A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) the Corporate Holdco’s Realized Tax Benefit, if any, for a Taxable Year plus (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to each of the Corporate Holdco’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent of the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, no applicable Limited Partner shall be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Holdco Return with respect to Taxes for such Taxable Year until the Payment Date.  Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Group Partnership Units that were exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.02   No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  It is also intended that the provisions of this Agreement provide that 85% of each of the Corporate Holdcos’ Realized Tax Benefit and Interest Amount is paid to the Limited Partners pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

Section 3.03   Pro Rata Payments.  For the avoidance of doubt, to the extent each of the Corporate Holdcos’ deduction with respect to the Basis Adjustment is limited in a particular Taxable Year or such Corporate Holdco lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for each applicable Limited Partner on a pro rata basis based upon the amount of deductions for such Taxable Year arising out of the Basis Adjustment attributable to the Exchange by such applicable Limited Partner relative to the total amount of deductions for such Taxable Year arising out of the aggregate Basis Adjustments attributable to Exchanges by all of the applicable Limited Partners.  Notwithstanding the foregoing, Section 3.03 shall not apply to any payment made by the Corporate Holdcos pursuant to Section 4.03.

ARTICLE IV

TERMINATION

Section 4.01   Early Termination and Breach of Agreement.

(a)                                 Each of the Corporate Holdcos may terminate this Agreement with respect to all of the Group Partnership Units held (or previously held and exchanged) by all Limited Partners at any time by paying to all of the applicable Limited Partners the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that each of the Corporate Holdcos may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payments by a Corporate Holdco, neither the applicable Limited Partners nor the Corporate Holdco shall have any further payment obligations under this Agreement in respect of such Limited Partners, other than for any (a) Tax Benefit Payment agreed to by such Corporate Holdco and the applicable Limited Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).  If an Exchange occurs after such Corporate Holdco exercises its termination rights under this Section 4.01(a), such Corporate Holdco shall have no obligations under this Agreement with respect to such Exchange.

(b)                                 In the event that a Corporate Holdco breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by such Corporate Holdco and any Limited Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that a Corporate Holdco breaches this Agreement, the Limited Partners shall be entitled to elect to receive the amounts set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c)                                  The undersigned parties agree that the aggregate value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income tax purposes.

Section 4.02   Early Termination Notice.  If a Corporate Holdco chooses to exercise its right of early termination under Section 4.01 above, such Corporate Holdco shall deliver to the applicable Limited Partners notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying such Corporate Holdco’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the Limited Partner, within 30 calendar days after receiving the Early Termination Schedule thereto provides such Corporate Holdco with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by such Corporate Holdco of the Material Objection Notice, such Corporate Holdco and the Limited Partner shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03   Payment upon Early Termination. (a)  Within three calendar days after agreement between the applicable Limited Partner and a Corporate Holdco of the Early Termination Schedule, such Corporate Holdco shall pay to the applicable Limited Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Limited Partner or as otherwise agreed by the Corporate Holdco and the applicable Limited Partner.

(b)                                 The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the applicable Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by a Corporate Holdco to the applicable Limited Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01   Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by a Corporate Holdco to the applicable Limited Partner under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of such Corporate Holdco and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of such Corporate Holdco that are not Senior Obligations.

Section 5.02   Late Payments by Corporate Holdco.  The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the applicable Limited Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01   KKR Holdings Participation in Corporate Holdco’s and Group Partnerships’ Tax Matters.  Except as otherwise provided herein, each of the Corporate Holdcos and the Group Partnerships shall have full responsibility for, and sole discretion over, all Tax matters concerning each of the Corporate Holdcos and the Group Partnerships, respectively, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, each of the Corporate Holdcos shall notify KKR Holdings of, and keep KKR Holdings reasonably informed with respect to the portion of any audit of such Corporate Holdco and the Group Partnerships by a Taxing Authority the outcome of which is reasonably expected to KKR Holdings’ rights and obligations under this Agreement, and shall provide to KKR Holdings reasonable opportunity to provide information and other input to such Corporate Holdco, the Group Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that each of the Corporate Holdcos and the Group Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Group Partnership Agreements.

Section 6.02   Consistency.  Each of the Corporate Holdcos and the applicable Limited Partner agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by each of the Corporate Holdcos in any Schedule required to be provided by or on behalf of each of the Corporate Holdcos under this Agreement.

Section 6.03   Cooperation.  Each Limited Partner will (a) furnish to each of the Corporate Holdcos in a timely manner such information, documents and other materials as each such Corporate Holdco may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to each of the Corporate Holdcos and its representatives to provide explanations of documents and materials and such other information as each of the Corporate Holdcos or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and each of the Corporate Holdcos shall reimburse the applicable Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Parent:

KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Financial Officer

Fax: 212-750-0003

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: 212-735-2502

Attention: Joseph H. Kaufman, Esq.

If to a Corporate Holdco or either Group Partnership, to:

c/o KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Financial Officer

Fax: 212-750-0003

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: 212-735-2502

Attention: Joseph H. Kaufman, Esq.

If to KKR Holdings:

KKR Holdings L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Financial Officer

Fax: 212-750-0003

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: 212-735-2502

Attention: Joseph H. Kaufman, Esq.

If to any Holdings Limited Partner, to the attention of such Holdings Limited Partner at:

c/o KKR Holdings L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Financial Officer

Fax: 212-750-0003

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: 212-735-2502

Attention: Joseph H. Kaufman, Esq.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03   Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, except that each Limited Partner shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement by reason of such Limited Partner’s election to participate in any Exchange.  Except as provided in this Section 7.03,  nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06   Successors; Assignment; Amendments; Waivers.

(a)                                  Neither KKR Holdings nor any Limited Partner may assign this Agreement to any person without the prior written consent of each of the Corporate Holdcos; provided, however, (i) that, to the extent Group Partnership Units are effectively transferred in accordance with the terms of the Group Partnership Agreements or any other agreement the applicable Holdings Limited Partner may have entered into with the Parent or are transferred to a KKR Affiliate, the Managing Partner, the Corporate Holdco and/or either of the Group Partnerships, the transferring Limited Partner or KKR Holdings shall assign to the transferee of such Group Partnership Units the transferring Limited Partner’s or KKR Holdings’ rights under this Agreement with respect to such transferred Group Partnership Units and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Holdings Limited Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to each Corporate Holdco, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of the next paragraph. For the avoidance of doubt: (A) to the extent KKR Holdings transfers Group Partnership Units to a KKR Holdings Affiliate pursuant to the relevant Group Partnership Agreements, the KKR Holdings Affiliate receiving such Group Partnership Units shall have all rights under this Agreement with respect to such transferred Group Partnership Units as KKR Holdings has, under this Agreement, with respect to the other Group Partnership Units held by him; and (B) the requirement to execute and deliver a joinder pursuant to this Section 7.06(a) shall not be construed as requiring such execution and delivery prior to an assignment becoming effective.

(b)                                 No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Holdcos, on behalf of themselves and the respective Group Partnerships they Control, and by KKR Holdings.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)                                  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto, each Limited Partner and their respective successors, assigns, heirs, executors, administrators and legal representatives.  Each of the Corporate Holdcos shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Corporate Holdco, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that each Corporate Holdco would be required to perform if no such succession had taken place.

Section 7.07   Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08   Resolution of Disputes.

(a)                                  Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.

Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of paragraph (a), each of the Corporate Holdcos may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Limited Partner shall be deemed to (i) expressly consent to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoint each of the Corporate Holdcos as such Limited Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Limited Partner of any such service of process, shall be deemed in every respect effective service of process upon the Limited Partner in any such action or proceeding.

(c)                                  (i)  EACH LIMITED PARTNER IS HEREBY DEEMED TO IRREVOCABLY SUBMIT TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)                                 The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09   Reconciliation.  In the event that a Corporate Holdco and KKR Holdings are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with such Corporate Holdco or Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by such Corporate Holdco, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Holdco; except as provided in the next sentence. Each of the Corporate Holdcos and each applicable Limited Partner shall bear their own costs and expenses of such proceeding, unless the Limited Partner has a prevailing position that is more than 10% of the payment at issue, in which case the Corporate Holdco shall reimburse such Limited Partner for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Holdco and the applicable Limited Partner and may be entered and enforced in any court having jurisdiction.

Section 7.10   Withholding.  Each Corporate Holdco shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as such Corporate Holdco is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by such Corporate Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Holdings Limited Partner.

Section 7.11   Affiliated Corporations of Parent; Admission of Corporate Holdco into a Consolidated Group; Transfers of Corporate Assets.

(a)                                  The Parent Group Partnership shall cause each entity that is a Corporate Holdco and that is not already a party to this Agreement to execute and deliver a joinder to this Agreement providing that all provisions of this Agreement shall correspondingly apply to such Corporate Holdco, including the payment of Tax Benefit Payments by such Corporate Holdco with respect to any Realized Tax Benefit attributable to Group Partnership interests that are part of an Exchange.

(b)                                 If any Group Partnership Interest was acquired in an Exchange by an entity prior to such entity becoming a Corporate Holdco, such Exchange shall be treated for purposes of this Agreement as having occurred immediately after such entity became a Corporate Holdco at the Fair Market Value in existence at the time of such prior Exchange, and the entity that is now a Corporate Holdco shall be required to make the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated as a Corporate Holdco on the date of such Exchange; provided, however, that such Tax Benefit Payments shall be payable only with respect to (i) Exchange Date Assets that are still owned at the time such entity becomes a Corporate Holdco, and (ii) taxable years of such entity ending on or after it becomes a Corporate Holdco.

(c)                                  If a Corporate Holdco becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income and consolidated tax liability of the group as a whole.

(d)                                 If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the Fair Market Value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partner interest.

Section 7.12   Confidentiality.  Each Limited Partner and assignee shall be deemed to acknowledge and agree that the information of each Corporate Holdco is confidential and, except in the course of performing any duties as necessary for such Corporate Holdco and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, it shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of such Corporate Holdco or any Person included within the Parent and their respective Affiliates and successors and the other Limited Partners, including, without limitation, the identity of the beneficial holders of interests in any fund or account managed by the Parent or any of its Subsidiaries, confidential information concerning the Parent, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed by any Person included within the Parent, including marketing, investment, performance data, fund management, credit and financial information, and other business affairs of such Corporate Holdco, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed directly or indirectly by any Person included within such Corporate Holdco learned by the Limited Partner heretofore or hereafter.  This clause 7.12 shall not apply to (i) any information that has been made publicly available by such Corporate Holdco or any of its Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner (and each employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) each Corporate Holdco and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.

If a Limited Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Holdco shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to such Corporate Holdco or any of its Subsidiaries or the other Limited Partners and the accounts and funds managed by such Corporate Holdco and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13   Group Partnership Agreement.  This Agreement shall be treated as part of the partnership agreement of each Group Partnership as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14   Group Partnerships.  Management Holdings hereby agrees that, to the extent it acquires a limited partner interest, general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Group Partnership” for all purposes of this Agreement.

Section 7.15   Change in Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, KKR Holdings reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by any Holdings Limited Partner (or direct or indirect equity holders in such Holdings Limited Partner) upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to KKR Holdings or any Holdings Limited Partner (a “Change in Tax Law”), then at the election of

KKR Holdings and to the extent specified by KKR Holdings, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange occurring after a date specified by KKR Holdings, or (iii) shall otherwise be amended in a manner determined by KKR Holdings, provided that such amendment shall not result in an increase in payments under this Agreement as compared to payments that would have been due in the absence of such amendment and shall not otherwise have a material adverse effect on Parent or its limited partners as compared to the Agreement in the absence of such amendment.

Section 7.16   Effective Date.  This Agreement shall be effective, and the provisions hereof shall become operative, upon the occurrence of the Effective Time (as defined in the Purchase and Sale Agreement) and no party shall be required to commence performance hereunder until the Effective Time.

Section 7.18   Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, Management Holdings and each Limited Partner have duly executed this Agreement as of the date first written above.

KKR HOLDINGS L.P.

By:	KKR Holdings GP Limited, its general partner

By:
Name:
Title:

KKR MANAGEMENT HOLDINGS CORP.

By:
Name:
Title:

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:
Name:
Title:

KKR MANAGEMENT HOLDINGS L.P.

By:	KKR Management Holdings Corp., its general partner

By:
Name:
Title: